UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

VIRGIN MOBILE USA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

On July 28, 2009, Virgin Mobile sent the following information to its customer care agents:

CUSTOMER CARE FAQS

WHAT WAS JUST ANNOUNCED ABOUT SPRINT AND VIRGIN MOBILE USA?

Sprint Nextel and Virgin Mobile USA announced that Sprint Nextel will acquire Virgin Mobile USA later this year. A copy of the press release is available [here] on our website under News Releases in the Corporate Communications area. Virgin Mobile will be brought together with Boost into a new prepaid business unit, combining the strengths of both companies.

However, the deal is not expected to be completed until the fourth quarter of this year. Until the transaction closes, Boost and Virgin Mobile USA will continue to operate independently.

SO WHAT WILL HAPPEN TO VIRGIN MOBILE CUSTOMERS?

There will be no impact or interruption in service for our customers. Our first priority is to stay focused on providing great customer service while this transaction is completed. Going forward, we believe our customers will only benefit as we have access to a wider array of devices.

Since our launch in 2002, Virgin Mobile USA has consistently looked for ways to improve its wireless for customers. This merger will allow us to expand our products and services, and provide even more value for our customers.

WHAT ABOUT VIRGIN MOBILE POSTPAID CUSTOMERS [HELIO OWNERS]?

Virgin Mobile USA will continue to service its postpaid accounts and handsets as well; these customers will also not be impacted.

SO NOW I’LL BE ABLE TO USE SPRINT PHONES WITH VIRGIN MOBILE/VIRGIN MOBILE PHONES ON SPRINT PLANS?

Nothing about the services Virgin Mobile or Sprint offer will change. For now, you’ll continue to be able to choose either a Virgin Mobile phone with a Virgin Mobile plan or a Sprint phone with a Sprint plan. Sprint will continue to offer postpaid wireless and Boost Mobile, a division of Sprint, will continue to offer prepaid plans along with Virgin Mobile.

In the future, we expect this transaction to benefit our customers as it will give us access to better handsets choices, more robust services and a stronger company overall.

Safe Harbor

This report includes forward-looking statements regarding the proposed acquisition and related transactions that are not historical or current facts and deal with potential future circumstances and developments, in particular information regarding the rate of growth in the prepaid wireless segment, expected synergies from the acquisition, and whether and when the transactions contemplated by the merger agreement will be consummated. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect forward-looking statements include: the failure to realize synergies as a result of operational efficiencies, streamlined distribution and general and administrative reductions in the timeframe expected or at all; unexpected costs or liabilities; the result of the review of the proposed transaction by various regulatory agencies, and any conditions imposed in connection with the consummation of the transaction; approval of the transaction agreement by the stockholders of Virgin Mobile and satisfaction of various other conditions to the closing of the transaction contemplated by the transaction agreement; and the risks that are described from time to time in Sprint Nextel’s and Virgin Mobile’s respective reports filed with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the quarter ended March 31, 2009 of each of Sprint Nextel and Virgin Mobile. This report speaks only as of its date and Sprint Nextel and Virgin Mobile disclaim any duty to update the information herein.

Important Additional Information will be Filed with the SEC

In connection with the proposed transaction, Sprint Nextel will file a registration statement on Form S-4 with the SEC. VIRGIN MOBILE STOCKHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. The final proxy statement/prospectus will be mailed to stockholders of Virgin Mobile. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, or by directing a request to Virgin Mobile Investor Relations at investorrelations@virginmobileusa.com or 908-607-4108. In addition, investors and security holders may access copies of the documents filed with the SEC by Virgin Mobile on its web site at www.virginmobileusa.com, when they become available.

Participants in Solicitation

Sprint Nextel, Virgin Mobile and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information concerning Sprint’s participants is set forth in the proxy statement dated March 30, 2009 for Sprint Nextel’s 2009 annual meeting of shareholders as filed with the SEC on Schedule 14A. Information concerning Virgin Mobile’s participants is set forth in the proxy statement dated April 7, 2009 for Virgin Mobile’s 2009 annual meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of Sprint Nextel and Virgin Mobile in the solicitation of proxies in respect of the proposed transaction will be included in the registration statement and proxy statement/prospectus contained therein, to be filed with the SEC.